Exhibit 10.1

SHAREHOLDERS AGREEMENT

This SHAREHOLDERS AGREEMENT (this “Agreement”) is made as of May 27, 2026 (“Effective Date”)

AMONG

(1)	ANIMOCA BRANDS LIMITED, a company incorporated in Hong Kong, with company number 2047605 and whose principal place of business is at 28/F Landmark South, 39 Yip Kan St, Wong Chuk Hang, Hong Kong (“Animoca Brands”);

(2)	Alpha Compute Corp., a British Virgin Islands Corporation listed on the Nasdaq Stock Market under the ticker ALP and whose registered office address is at Clarence Thomas Building, Road Town, Tortola, the British Virgin Islands (“ALP”); and

(3)	Ga Mee Global Limited, a company incorporated in Hong Kong, with business registration number 2990256 and whose registered office is at 28/F Landmark South, 39 Yip Kan St, Wong Chuk Hang, Hong Kong (“Company”).

Animoca Brands, ALP and the Company are each a “Party” and collectively the “Parties.”

BACKGROUND

A.	ALP provides public market investors with institutional-grade exposure to the TON ecosystem and Telegram's billion user platform while maintaining the governance standards and reporting transparency of a Nasdaq listed company. ALP’s activities span network validation and staking operations, development of Telegram-based applications, and strategic investments in TON-based decentralized finance protocols, gaming platforms, and business applications.

B.	Animoca Brands represents the most vibrant and engaged Web3 community worldwide.

C.	The Parties have entered into the Sale and Purchase Agreement dated March 19, 2026 governing the acquisition by ALP of a 60% equity interest in the Company and a 51% share of the treasury-held GAMEE and WAT tokens from Animoca Brands (the “Transaction”).

D.	The Parties therefore wish to enter into this Agreement and make the respective representations, warranties, covenants and agreements set forth herein on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

OPERATIVE PROVISIONS

1.	Interpretation

1.1	The definitions and rules of interpretation in this Section apply to this Agreement.

“Affiliate”, with respect to any person, means any other person Controlling, Controlled by or under common Control with such person.

“Animoca Director” has the meaning given to it in Section 2.1(b).

“Applicable Laws” means, with respect to any person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a governmental authority that is binding upon or applicable to such person, as amended unless expressly specified otherwise.

“Articles” means the memorandum and articles of association of the Company, as amended or replaced from time to time.

“ATON Director” has the meaning given to it in Section 2.1(a).

“Board” means the board of directors of the Company for the time being and from time to time.

“Board Reserved Matters” means the matters listed in Schedule 2.

“Business” means the operation of a mobile gaming platform focused on onboarding a mass gaming audience to Web 3 known as “Gamee” or such other business as may be conducted by the Company subject to the provisions of Section 3.6.

“Business Day” means a day other than a Saturday, Sunday or public holiday in Hong Kong or New York when banks in Hong Kong and New York are open for business.

“Business Plan” has the meaning given to it in Section 12.1(d).

“Claim” means a claim under or in connection with this Agreement or any other matters related thereto.

“Confidential Information” means any information or data disclosed by one Party (the “Disclosing Party”) to any other party (the “Receiving Party”) in connection with this Agreement which is disclosed in writing, verbally or by inspection and is identified as "confidential" or "proprietary" by the Disclosing Party, or which the Receiving Party reasonably ought to believe is treated as confidential or proprietary by the Disclosing Party.

“Current Shareholders” means Animoca Brands and ALP.

“Deed of Adherence” means the form of deed of adherence contained in Schedule 1.

“Defaulting Shareholder” has the meaning given to it in Section 15.1.

“Director” has the meaning given to it in Section 2.1.

“Dragged Shares” has the meaning given to it in Section 9.2(a).

“Drag-Along Notice” has the meaning given to it in Section 9.1.

“Drag-Along Right” has the meaning given to it in Section 9.1.

“Encumbrance” means any lien, pledge, encumbrance, charge (fixed or floating), mortgage, third party claim, debenture, option, right of pre-emption, right to acquire, assignment by way of security, trust arrangement for the purpose of providing security or other security interests of any kind securing any obligation of any person or any agreement or arrangement having a similar effect.

“Event of Default” has the meaning given to it in Section 15.1.

“Fair Value”, with respect to the Shares, means the net asset value as determined and certified by an independent audit firm appointed by the Company and which is acceptable to the relevant Parties.

“GAMEE” means the GAMEE token (ticker: GMEE).

“Group Company” means any subsidiary from time to time of the Company.

“Insolvency Event” with respect to any Party, means any of the following events:

(a)	(i) A resolution has been passed by the shareholders, directors or other governing body; (ii) an application has been made to any court or judicial or administrative body; (iii) an Order has been made by any court or judicial or administrative body; or (iv) a meeting of the creditors has been held or is in prospect, in each case for or in connection with the bankruptcy, winding up, liquidation or reorganisation of the Party;

(b)	the Party is unable to pay its debts as and when they fall due; or

(c)	the Party is insolvent within the meaning of any applicable Law.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other governmental authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing; (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing; (d) internet domain names, and social media account or user names (including “handles”), whether or not trademarks, all associated web addresses, URLs, websites and web pages, and all content and data thereon or relating thereto, whether or not copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein; and (h) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof.

“Intellectual Property Rights” means all rights of the following types, in any and all jurisdictions worldwide, in each case whether registered or unregistered: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, mask works, and moral rights; (b) trademark rights and similar rights; (c) trade secret rights and similar rights; (d) patent and industrial property rights and similar rights; (e) database rights and similar rights; (f) other proprietary rights in Intellectual Property; and (g) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in subsections (a) through (f) above.

“Issuance Date” has the meaning given to it in Section 5.1.

“Issuance Notice” has the meaning given to it in Section 5.1.

“Joint IPR” has the meaning given to it in Section 11.3.

“Law” means any federal, state, local, municipal, foreign, international, multinational, or other constitution, law, rule, standard, requirement, administrative ruling, order, ordinance, principle of common law, legal doctrine, code, regulation, statute, treaty or process.

“New Shares” has the meaning given to it in Section 5.1.

“Non-Defaulting Shareholder” has the meaning given to it in Section 15.2.

“Order” means any award, decision, injunction, judgment, decree, settlement, order, process, ruling, subpoena or verdict (whether temporary, preliminary or permanent) entered, issued, made or rendered by any court, administrative agency, arbitrator, government authority or other tribunal of competent jurisdiction.

“Permitted Purposes” has the meaning given to it in Section 16.1.

“Pre-Emptive Completion Period” has the meaning given to it in Section 5.3.

“Pre-Emptive Exercise Notice” has the meaning given to it in Section 5.2.

“Pre-Emptive Exercise Period” has the meaning given to it in Section 5.2.

“Proposed Purchaser” has the meaning given to it in Section 9.1.

“Proposed Shares” has the meaning given to it in Section 9.1.

“Proposed Transfer” has the meaning given to it in Section 8.1.

“Purpose” has the meaning given to it in the Recitals.

“Relevant Proportion” means, with respect to a Shareholder, as of any given time, the ratio of: (i) the total number of issued Shares owned or held by such Shareholder on a fully diluted basis as of such time, to (ii) the total number of issued Shares in the capital of the Company on a fully diluted basis as of such time;

“Relevant Shares” has the meaning given to it in Section 10.1.

“Representative” means, with respect to any person, any and all directors, officers, employees, consultants, and professional advisors of such person and its Affiliates.

“Right of First Refusal” has the meaning given to it in Section 7.2.

“ROFR Acceptance Notice” has the meaning given to it in Section 7.3.

“ROFR Period” has the meaning given to it in Section 7.3.

“ROFR Notice” has the meaning given to it in Section 7.1.

“ROFR Price” has the meaning given to it in Section 7.1(b).

“ROFR Shares” has the meaning given to it in Section 7.1(a).

“Selling Shareholder” has the meaning given to it in Section 7.1.

“Shareholder” means any person registered in the register of members of the Company as the holder of a Share for the time being, which, as at the date of this Agreement, means the Current Shareholders;

“Shareholder Reserved Matters” means the matters listed in Schedule 3;

“Shares” means (i) any shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital and other equity securities of such entity; (ii) any right, warrant, option, call, commitment, conversion privilege, pre-emptive right, equity-linked securities, indebtedness, or other right to acquire from such entity, or require such entity to issue, any of the items listed in (i), or security convertible into, exchangeable or exercisable for any of the items listed in (i) (including any convertible note or other convertible instrument); and (iii) any contract or agreement providing for the acquisition of any of the items listed in (i) or (ii). As at the Effective Date, the only Shares issued by the Company are ordinary shares in the capital of the Company with the rights, entitlements and privileges as set out under the Articles, which shall include shares of any class or classes resulting from any subdivision, consolidation or re-classification of those shares

“Tag-Along Shareholder” has the meaning given to it in Section 8.1.

“Third Party Purchaser” has the meaning given to it in Section 7.1.

“TON” means Toncoin (ticker: TON).

“Transaction” has the meaning given to it in the Recitals.

“Transfer” in the context of a Transfer of Shares means, directly or indirectly, sell, assign, transfer, convey or otherwise dispose of a legal or beneficial interest in Shares or the creation of any trust or Encumbrance over Shares, and “Transferred” shall be construed accordingly.

“Transferor” has the meaning given to it in Section 10.1.

“Transferee” has the meaning given to it in Section 10.1.

“WAT” means the WAT token (ticker: WAT).

1.2	References to Sections and Schedules are to the Sections of and Schedules to this Agreement and references to paragraphs are to paragraphs of the relevant Schedule. The Schedules form part of this Agreement and shall have effect as if set out in full in the body of this Agreement. Any reference to this Agreement includes the Schedules.

1.3	This Agreement shall be binding on and ensure to the benefit of the Parties and their respective successors and permitted assigns, and references to a Party shall include that Party's successors and permitted assigns.

1.4	A reference to a company shall include any company, corporation or other body corporate, wherever and however incorporated or established. A reference to a person shall include a natural person, corporate or unincorporated body (whether or not having separate legal personality).

1.5	Unless expressly provided otherwise in this Agreement, a reference to writing or written includes email.

1.6	Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

1.7	References to a document in agreed form are to that document in the form agreed by the Parties and initialled by them or on their behalf for identification.

1.8	Unless otherwise provided, a reference to a statute, statutory provision or subordinate legislation is a reference to it as it is in force as at the date of this Agreement. A reference to a statute or statutory provision shall include all subordinate legislation made as at the date of this Agreement under that statute or statutory provision.

2.	Board Composition

2.1	The Board shall be responsible for the management of the Company and shall consist of three (3) members (each, a “Director"), amongst which:

(a)	ALP shall have the right to nominate two (2) Directors to the Board (the “ATON Directors”) for so long as it holds at least fifty per cent (50%) of the total share capital of the Company; and

(b)	Animoca Brands shall have the right to nominate one (1) Director to the Board (the “Animoca Directors”) for so long as it holds at least thirty per cent (30%) of the total share capital of the Company.

2.2	The Chairman of the Board shall be appointed by a majority of Directors. The Chairman shall not have any casting vote at any Board meeting.

2.3	A Shareholder may remove a Director appointed by it and appoint a new Director as successor by notice in writing to the Company and the other Shareholder(s). Each of the Shareholders agrees to vote, or cause to be voted, all Shares owned by such Shareholder, or over which such Shareholder has voting Control, from time to time and at all times, in whatever manner as shall be necessary to ensure the nomination, replacement and dismissal of a Director as instructed by the other Shareholder that is entitled to make such nomination, replacement and dismissal in accordance with Section 2.1.

2.4	No Director may be appointed or removed otherwise than pursuant to this Section 2 or in accordance with Applicable Laws.

2.5	Subject to Applicable Laws and applicable fiduciary duties, the Shareholders shall procure that the Directors appointed by them shall duly perform their duties at the Board and exercise their voting rights in accordance with, and so as to give effect to, the terms of this Agreement.

3.	Proceedings of Board meetings and Board Reserved Matters

3.1	The quorum for a meeting of the Board shall be a simple majority of the total number of Directors, including at least one (1) Animoca Director. In the event that a meeting of the Board duly convened cannot be held for lack of quorum, the meeting shall be adjourned to the same time and day of the following week and at the same place and at least five (5) Business Days' notice shall be given to the Board in relation to such adjourned meeting. The quorum at an adjourned meeting of the Board shall be any two (2) Directors, including at least one (1) Animoca Director.

3.2	Any Director shall be entitled to convene a meeting of the Board. Meetings of the Board shall be held at such times and at such place as the Board may from time to time determine, and in any event held at least once every three (3) months. No Board meeting shall normally be convened on less than five (5) Business Days’ notice, unless all of the Directors agree to a shorter notice period.

3.3	Each notice of a Board meeting shall specify the time, date and place of the proposed Board meeting and shall include a reasonably detailed agenda, accompanied by any relevant documents, and be sent by courier or email. Where a Board Reserved Matter will be tabled to the Board at a meeting of the Board, the notice shall also include all such information and documents as may be necessary for the Directors to form an informed view on the Board Reserved Matter.

3.4	The Directors may participate in a meeting of the Board or of any committee thereof by means of telephone conference, video conference or similar communications by means of which all persons participating in the meeting can hear each other. A Director participating in a meeting pursuant to this provision shall be deemed to be present in person at such meeting and shall constitute quorum for the purpose of Section 3.1.

3.5	Unless otherwise required by Applicable Laws and subject to Section 3.6 the Board shall adopt resolutions by way of either:

(a)	a resolution approved by a simple majority of the number of Directors (voting in person or through attendance and voting by proxy as authorised in writing by the relevant Director) attending a duly convened and constituted meeting of the Board; or

(b)	a resolution in writing signed by all Directors.

3.6	Notwithstanding anything to the contrary herein, the approval of at least one (1) Animoca Director is required to pass any Board Resolution in respect of any Board Reserved Matter.

3.7	The Company shall reimburse the Directors with reasonable costs and out-of-pocket expenses incurred by them in respect of attending meetings of the Company or carrying out authorised business on behalf of the Company.

4.	Proceedings of Shareholders’ meetings and Shareholder Reserved Matters

4.1	The quorum for a Shareholders’ meeting of the Company shall be two (2) Shareholders, including ALP and Animoca Brands. In the event that a meeting of Shareholders duly convened cannot be held for lack of quorum, the meeting shall be adjourned to the same time and day of the following week and at the same place and at least five (5) Business Days’ written notice shall be given to the Shareholders in relation to such adjourned meeting.

4.2	Meetings of the Shareholders shall be held at least once per fiscal year and whenever necessary. Any Shareholder is entitled to convene a meeting of the Shareholders, and notice of such meeting shall be provided to all Shareholders no later than five (5) Business Days prior to the date of such meeting unless otherwise agreed by all Shareholders.

4.3	Each notice of a Shareholders’ meeting shall specify the time, date and place of the proposed Shareholders’ meeting and shall include a reasonably detailed agenda, accompanied by any relevant documents, and be sent by courier or email. Where a Shareholder Reserved Matter will be tabled to Shareholders at a Shareholders’ meeting, the notice shall also include all such information and documents as may be necessary for the Shareholders to form an informed view on the Shareholder Reserved Matter.

4.4	Save as provided under Section 4.5 or as otherwise required under Applicable Laws, a decision of the Shareholders shall mean either:

(a)	a resolution approved by the affirmative vote of holders of more than fifty percent (50%) of the Shares entitled to vote thereon (voting in person or by proxy) at a duly convened and constituted meeting of the Shareholders; or

(b)	a resolution in writing signed by all Shareholders.

4.5	Each Shareholder shall procure that no action is taken and no resolution is passed by any Group Company, and that any Group Company shall not take any action, in respect of any of the Shareholder Reserved Matters without the prior written consent or affirmative vote of Animoca Brands.

5.	Pre-Emptive Rights

5.1	Subject to Applicable Laws and Section 4.5, if the Company wishes to issue any new Shares (the “New Shares”), the Company shall give each Shareholder prior written notice (an "Issuance Notice") of such intention prior to the proposed date of consummation of the proposed issuance (the "Issuance Date"). The Issuance Notice shall set forth:

(a)	the type of New Shares proposed to be issued and the material terms and conditions of the proposed issuance;

(b)	the proposed amount and form of consideration to be paid by any proposed subscriber and the terms and conditions of payment offered by any proposed subscriber (if any);

(c)	the aggregate number of New Shares proposed to be issued; and

(d)	the Issuance Date.

5.2	Each Shareholder shall have no less than thirty (30) days after the receipt of the Issuance Notice (the “Pre-emptive Exercise Period”) to elect to subscribe for up to its Relevant Proportion of the New Shares at the price and upon the terms specified in the Issuance Notice by giving written notice (the “Pre-emptive Exercise Notice”) to the Company and stating therein the quantity of New Shares to be subscribed.

5.3	Each Shareholder who has delivered a Pre-emptive Exercise Notice in accordance with Section 5.2 shall pay for and complete the subscription within thirty (30) days after the date of its Pre-emptive Exercise Notice (the “Pre-emptive Completion Period”).

5.4	If a Shareholder does not deliver a Pre-emptive Exercise Notice within the Pre-emptive Exercise Period or does not subscribe for all of its Relevant Proportion of the New Shares or fails to pay for or complete the subscription within the Pre-emptive Completion Period, the Company shall be free to issue the New Shares which have not been accepted or subscribed by such Shareholder to any third party, provided that the New Shares shall not be issued on more favourable terms than those offered to each Shareholder. The Company shall have sixty (60) days thereafter to complete the issue of the New Shares described in the Issuance Notice with respect to which the pre-emptive rights hereunder were not exercised. In the event that the Company has not issued and sold such New Shares within such sixty (60) day period, then the Company shall not thereafter issue or sell any New Shares without again first offering such New Shares to each Shareholder pursuant to Sections 5.1 to 5.3 (inclusive).

5.5	Any issuance of New Shares to a third party in accordance with Section 5.4 shall be conditional upon such third party first entering into a Deed of Adherence.

6.	Transfer Restrictions

6.1	No Shareholder may Transfer any Shares to any person except where required or permitted to do so pursuant to and in compliance with the Articles or this Agreement (including without limitation Section 7).

6.2	No Shareholder may Transfer Shares to any person who is not a party to this Agreement, unless such person has executed a Deed of Adherence confirming to the other Shareholder(s) that it shall be bound by this Agreement as a Shareholder.

6.3	Notwithstanding any of the foregoing, a Shareholder may at any time Transfer any of its Shares to its Affiliates, provided that:

(a)	the transferee duly executes a Deed of Adherence;

(b)	the transferee provides clear evidence and represents to the Company that it is an Affiliate of the Shareholder that intends to have its Shares Transferred to such transferee; and

(c)	the transferee undertakes to promptly transfer all its Shares back to the Shareholder that intends to have its Shares Transferred to such transferee after it ceases to become an Affiliate of such Shareholder.

6.4	Without prejudice to the generality of Sections 6.1 or 6.2 and the definition of “Transfer”, no Shareholder shall circumvent or permit to be circumvented, or avoid, or permit to be avoided, the provisions of this Section 6 by Transferring any indirect beneficial interest in the Shares through the disposal of shares in a holding company directly or indirectly holding such Shares (which disposal will result in a change of Control in such holding company) and any such Transfer of an indirect beneficial interest in the Shares shall be treated as a Transfer of Shares.

7.	Right of First Refusal

7.1	In the event that any Shareholder (the “Selling Shareholder”) proposes to Transfer any Shares to any third party purchaser who is not a Shareholder or an Affiliate of any Shareholder (a “Third Party Purchaser”) pursuant to a bona fide offer, the Selling Shareholder shall promptly send a written notice (a “ROFR Notice”) to the other Shareholders stating:

(a)	the number of Shares proposed to be Transferred (the “ROFR Shares”);

(b)	the proposed purchase price per Share (the “ROFR Price”);

(c)	the material terms and conditions of such Transfer; and

(d)	the name and other reasonable details of the Third Party Purchaser.

7.2	Such ROFR Notice shall constitute an offer by the Selling Shareholder to the other Shareholder(s) to sell to the other Shareholder(s) the total number of the ROFR Shares. The other Shareholder(s) shall each have the right (but not the obligation) (the “Right of First Refusal”) to purchase all (but not less than all) of the ROFR Shares at a purchase price per Share equal to the ROFR Price and upon terms and conditions no less favourable than those specified in the ROFR Notice.

7.3	Each of the other Shareholder(s) may (but are not obligated to) exercise the Right of First Refusal by giving a written notice (the “ROFR Acceptance Notice”) to the Selling Shareholder within thirty (30) days from the date of receipt of the ROFR Notice (the “ROFR Period”), specifying the number of ROFR Shares that it accepts to purchase. The failure by any Shareholder to give a ROFR Acceptance Notice within the ROFR Period shall be deemed to be a waiver of its Right of First Refusal. Where there is more than one Shareholder who has delivered a ROFR Acceptance Notice, each such Shareholder shall be entitled to purchase its pro rata share of the ROFR Shares, where “pro rata share” means each such Shareholder’s existing holding of Shares as a proportion of the total number of Shares held by all such Shareholders who have delivered a ROFR Acceptance Notice.

7.4	Any sale pursuant to the exercise of the Right of First Refusal shall be consummated within thirty (30) days after the expiry of the ROFR Period (or such other date as may be agreed between the relevant parties to such sale).

7.5	If no Right of First Refusal is validly exercised within the ROFR Period, then the Selling Shareholder may sell to the Third Party Purchaser named in the ROFR Notice the ROFR Shares at a price per Share no less than the ROFR Price and on terms and conditions that are no more favourable to the Third Party Purchaser than those specified in such ROFR Notice. If such sale is not consummated within two (2) months from the date of expiry of the ROFR Period, the Right of First Refusal shall be deemed to be revived and such ROFR Shares shall not be offered or otherwise made subject to any Transfer until and unless first re-offered to the other Shareholder(s) in accordance with this Section 7.

8.	Tag-Along Right

8.1	For so long as ALP holds more than fifty per cent (50%) of the total Shares of the Company, in the event that ALP (the “Selling Shareholder”) proposes to Transfer Shares representing thirty per cent (30%) or more of all issued Shares of the Company to a Third Party Purchaser (the “Proposed Transfer”), Animoca Brands (the “Tag-Along Shareholder”) shall have the right, but not the obligation, to participate in the Proposed Transfer in accordance with the provisions hereunder. Such right shall be exercisable by way of the delivery of written notice to the Selling Shareholder, specifying the number of Shares that the Tag-Along Shareholder intends to sell, at the same price per Shares and on the same terms as the Proposed Transfer.

8.2	The Selling Shareholder shall use reasonable efforts to procure that the Third Party Purchaser shall purchase not only the Shares that the Selling Shareholder intends to sell, but also the Shares specified by the Tag-Along Shareholder at the same price per Share and on the same terms as the Proposed Transfer. If the Selling Shareholder and the Third Party Purchaser fail to reach an agreement, then the number of the Shares to be purchased by the Third Party Purchaser shall be allocated between the Selling Shareholder and the Tag-Along Shareholder based on the respective proportion of the number of Shares held by each such Shareholder compared to the total number of Shares held by the Selling Shareholder and the Tag-Along Shareholder.

8.3	Immediately prior to completion of the sale of Shares by the Selling Shareholder and the Tag-Along Shareholder, the Tag-Along Shareholder shall transfer the legal and beneficial title to its relevant Shares to the Third Party Purchaser free from Encumbrance, in accordance with Applicable Laws and with the benefit of all rights attaching to them as at the date of transfer.

8.4	Where the Third Party Purchaser refuses to purchase Shares from the Tag-Along Shareholder exercising its tag-along right hereunder, the Selling Shareholder shall not Transfer to the Third Party Purchaser any of its Shares.

8.5	The provisions of this Section 8 shall apply subject to and after completion of the procedure set out in Section 7.

9.	Drag-Along Right

9.1	Subject to Sections 6 to 8 and only for so long as ALP holds more than fifty per cent (50%) of the total Shares of the Company, if ALP receives an all cash offer from any bona fide third party purchaser who is not an Affiliate of ALP (the “Proposed Purchaser") to acquire all of its Shares and if ALP has decided to sell all (but not some only) of its Shares (the “Proposed Shares”) to the Proposed Purchaser, ALP shall have the right, but not the obligation (the “Drag-Along Right”), by serving notice in writing, to require the other Shareholder(s) to each sell all of their Shares to the Proposed Purchaser at the same price per Share and on terms and conditions no less favourable than those offered by the Proposed Purchaser to ALP (the “Drag-Along Notice”).

9.2	The Drag-Along Right shall be exercised as follows:

(a)	the Drag-Along Notice shall specify: (i) the number of Shares required to be Transferred by the other Shareholder(s) (such Shares being the “Dragged Shares”); (ii) the price per Share; and (iii) all other material terms and conditions of the sale including the proposed completion date for the Transfer;

(b)	ALP shall have a period of sixty (60) days from the date of delivery of the Drag-Along Notice to complete the Transfer of the Proposed Shares and the Dragged Shares on terms and conditions not less favourable than those set forth in the Drag-Along Notice; and

(c)	immediately prior to completion of the Transfer of the Dragged Shares, the other Shareholder(s) shall each transfer the legal and beneficial title to their Dragged Shares to the Proposed Purchaser free from Encumbrance in accordance with Applicable Laws and with the benefit of all rights attaching to them as at the date of transfer.

9.3	The cash consideration for which the Dragged Shareholder(s) shall be obliged to sell their Dragged Shares pursuant to the provisions hereunder shall be no less than the Fair Value per Share.

10.	Completion of Transfer

10.1	If any Shareholder (the “Transferor”) Transfers any Shares (the “Relevant Shares”) to any person (the “Transferee”) under any provision of this Agreement then at the relevant date of completion of such Transfer, the Transferor and Transferee shall comply with the following provisions.

10.2	The Transferor shall Transfer the Relevant Shares to the Transferee free from all Encumbrances and shall deliver to the Transferee:

(a)	a duly executed instrument of transfer, stock transfer form and/or share transfer agreement in respect of the Relevant Shares in favour of the Transferee;

(b)	an irrevocable power of attorney executed by the Transferor in favour of the Transferee to enable the Transferee (pending registration of the transfer of the Relevant Shares from the Transferor to the Transferee) to exercise all voting and other rights attaching to the Relevant Shares (if applicable); and

(c)	the original share certificate(s) in respect of the Relevant Shares (if applicable).

10.3	Each of the Transferor and Transferee shall sign all documents and take all other action reasonably necessary to enable the Transferee to become the registered and beneficial owner of the Relevant Shares.

10.4	The Transferee shall pay the aggregate purchase price for the Relevant Shares to the Transferor or as the Transferor directs in writing in immediately available funds by electronic transfer for same day value to the bank account nominated in writing by the Transferor.

10.5	The Transferee shall (if it is not already a party to this Agreement) enter into a Deed of Adherence.

11.	Intellectual Property

11.1	Each Party retains ownership of all Intellectual Property Rights owned or developed by it independently of or outside the scope of this Agreement. Each Party may grant the other limited, non-exclusive rights to use its Intellectual Property Rights such as its name and logo solely for approved marketing and advertising campaigns in connection with the Purpose or the other matters set out in this Agreement, subject always to such Party’s brand guidelines and prior written approval (not to be unreasonably withheld or delayed).

11.2	Without the prior written consent of a Shareholder, neither the Company nor any other Shareholder(s) shall acquire any right or interest in the Intellectual Property Rights of such Shareholder, including (without limitation) through any modification, improvement or adaptation of any Intellectual Property of such Shareholder, or the creation of any derivative works based on any Intellectual Property of such Shareholder.

11.3	Any joint ownership of any Intellectual Property Rights arising from any of the activities under this Agreement (“Joint IPR”) and any matters concerning the protection, registration, use, exploitation or licensing of any Joint IPR shall be subject to express written agreement between the relevant Parties.

12.	Information Rights

12.1	The Company shall prepare and deliver to each Shareholder:

(a)	within twenty (20) days after the end of each calendar month, unaudited consolidated monthly financial statements of the Group Companies;

(b)	within thirty (30) days after the end of each calendar quarter, quarterly unaudited consolidated management accounts, comprising the unaudited consolidated balance sheet and profit and loss statement of the Group Companies made up to the last day of the immediately preceding quarter;

(c)	within sixty (60) days after the end of each financial year, annual audited consolidated accounts of the Group Companies (audited by an internationally reputable firm of independent certified public accountants);

(d)	at least thirty (30) days before the beginning of each financial year, a proposed annual business plan, budget and trading forecasts of the Group Companies for that financial year (the “Business Plan”); and

(e)	as promptly as reasonably practicable, any material adverse event affecting the Company or any Group Company (such as any material litigation or government enquiry) as well as any information reasonably required by any of the Current Shareholders in respect of the Company or any Group Company from time to time.

12.2	The Company shall maintain proper books, accounts and records in accordance with generally accepted accounting principles and Applicable Laws or as may be required by its auditors.

12.3	After giving reasonable notice and no later than ten (10) Business Days' notice to the Company, any Shareholder may (or cause an agent or representative of such Shareholder to):

(a)	have full access to, inspect, and take photocopies of, all the books, accounts, financial and other records of any Group Company;

(b)	have full access to such management and personnel of any Group Company as may be reasonably requested by such Shareholder for the purpose of obtaining or evaluating information regarding the business, operations, financial position and prospects of such Group Company; and

(c)	have full access to the sites, premises and facilities of any Group Company.

13.	Conflicts with Articles

13.1	If any provision of the Articles at any time conflicts with any provision of this Agreement, this Agreement shall prevail as among the Shareholders and the Parties shall whenever necessary exercise all voting and other rights and powers available to them to procure the amendment, waiver or suspension of the relevant provision of the Articles to the extent necessary to permit the Company and its affairs to be administered in accordance with the terms of this Agreement.

14.	Warranties

14.1	Each Party warrants to the other Parties that:

(a)	this Agreement shall constitute a legal, valid and binding obligation of the Party, enforceable against it in accordance with its terms. The Party has obtained all corporate approvals for the execution of this Agreement and has the authority and capacity to execute this Agreement and to perform its obligations hereunder;

(b)	the execution and performance of this Agreement by the Party does not conflict with any Applicable Laws, contract or other restriction under which it is obligated;

(c)	the Party is legally formed and operating under the laws of the jurisdiction of its incorporation and its representative has the authority and capacity to sign and perform this Agreement; and

(d)	the entry and delivery of, and the performance by the Party of this Agreement will not result in any breach of any provision of its constitutional documents or result in any claim by a third party against the other Party.

15.	Events of Default

15.1	The occurrence of any of the following circumstances with respect to a Shareholder (“Defaulting Shareholder”) shall constitute an event of default hereunder of the Defaulting Shareholder (each, an “Event of Default”):

(a)	The Defaulting Shareholder commits a material breach under this Agreement and such material breach (i) is not curable or (ii), if curable, has not been cured within thirty (30) days from the date of the Defaulting Shareholder’s receipt of a notice from any of the other Shareholders requiring cure of such material breach;

(b)	The Defaulting Shareholder is subject to an Insolvency Event;

(c)	The Defaulting Shareholder sells, transfers, leases or otherwise disposes the whole or substantially the whole of its assets or businesses; and/or

(d)	A change of Control occurs with respect to the Defaulting Shareholder,

provided that any redomiciliation or other similar event in respect of the direct or indirect holding company of Animoca Brands shall not under any circumstances constitute an Event of Default.

15.2	Upon occurrence of an Event of Default in respect of a Defaulting Shareholder, the other shareholder(s) (the “Non-Defaulting Shareholders”) shall have the right to require the Defaulting Shareholder to sell all of its Shares to the Non-Defaulting Shareholders at a price per Share equal to ninety per cent (90%) of the Fair Value per Share. If more than one Non-Defaulting Shareholder intends to exercise such right, the number of Shares to be acquired by each such Non-Defaulting Shareholder will be allocated based on the proportion of the number of Shares held by it compared to the total number of Shares held by all such Non-Defaulting Shareholders.

16.	Confidentiality and Announcements

16.1	Each Party shall keep confidential and shall not disclose to any third party any Confidential Information, except to its Representatives who have a need to know such information for the purposes of the performance of this Agreement or the enforcement of rights under this Agreement (the “Permitted Purposes”), provided that such Representatives are informed of the confidential nature of such Confidential Information and are bound by confidentiality obligations no less protective than those contained herein.

16.2	Each Party shall use any other Party’s Confidential Information only for the Permitted Purposes.

16.3	The obligations in this Section 16 shall not apply to Confidential Information that:

(a)	enters the public domain through no fault of the Receiving Party;

(b)	is communicated to the Receiving Party by a third party under no obligation of confidentiality;

(c)	has been independently developed by the Receiving Party without reference to any Confidential Information of the Disclosing Party; or

(d)	was in the Receiving Party's lawful possession prior to disclosure and had not been obtained either directly or indirectly from the Disclosing Party.

16.4	If any Confidential Information is required to be disclosed by the Receiving Party pursuant to any Applicable Law or any order or requirement from any court or tribunal or any government or regulatory body, the Receiving Party shall (to the extent legally permissible) promptly notify the Disclosing Party in writing of such requirement and allow the Disclosing Party a reasonable time to oppose such requirement, and the Receiving Party shall disclose only the minimum portion of the Confidential Information that it is required to disclose.

16.5	No Party shall make, or permit any person to make, any public announcement, communication or circular concerning this Agreement (or any matters relating thereto) without the prior written consent of the other Parties.

16.6	The obligations in this Section 16 shall survive for one (1) year following termination or expiry of this Agreement.

17.	Term and Termination

17.1	This Agreement will commence on the Effective Date and continue until terminated in accordance with this Section 17.

17.2	This Agreement shall be terminated automatically upon:

(a)	the date all Parties agree in writing to terminate this Agreement;

(b)	with respect to any particular Shareholder, the date such Shareholder ceases to hold any Shares;

(c)	the date all Shares are held by one person; or

(d)	the date of liquidation or winding up of the Company.

17.3	Termination or expiry will not affect any rights or obligations accrued prior to termination or expiry of this Agreement, and those provisions which are expressed or intended to survive termination or expiration (including without limitation Section 16 and 18), which shall remain in full force and effect.

18.	Limitations on liability

18.1	To the maximum extent permitted by Law and without limiting any other rights or remedies any Current Shareholder may have, each Current Shareholder’s aggregate liability to the other Current Shareholder shall be limited as follows:

(a)	the aggregate liability of any Current Shareholder for all Claims shall not exceed the Fair Value of all Shares held by such Current Shareholder; and

(b)	no Party shall be liable for any indirect, incidental, special, exemplary or consequential damages, or damages for lost profits, lost revenues, lost savings, lost business opportunity, loss of data or goodwill, service interruption, damage to reputation, changes in the price of any tokens, computer damage or system failure, whether based on warranty, contract, tort (including negligence), product liability or any other legal theory, and whether or not the other Parties have been informed of the possibility of such damage.

18.2	No Party shall be liable for a Claim unless the other Party has provided it with notice in writing summarizing the nature of the Claim (in so far as it is known) and, as far as it is reasonably practicable, the amount claimed, on or before the first (1st) anniversary of the date of occurrence of the relevant event or circumstance giving rise to the Claim.

19.	Further assurance

At its own expense, each Party shall (and shall use reasonable endeavours to procure that any relevant third party shall) promptly execute and deliver such documents and perform such acts as may be required from time to time for the purpose of giving full effect to this Agreement.

20.	Assignment

No Party shall assign, transfer, novate, mortgage, charge, declare a trust in, or deal in any other manner with any or all of their rights and obligations under this Agreement without the prior written consent of the other Party. Any dealing in contravention of this Section shall be null and void ab initio.

21.	Entire agreement

This Agreement constitutes the entire agreement among the Parties with respect to the subject matter of this Agreement and supersedes and extinguishes all previous discussions, correspondence, negotiations, drafts, agreements, promises, assurances, warranties, representations and understandings among them, whether written or oral, relating to the subject matter of this Agreement.

22.	Variation and waiver

22.1	No variation of this Agreement shall be effective unless it is in writing and signed by the Parties.

22.2	No failure or delay by a Party to exercise any right or remedy provided under this Agreement or by Law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy. A waiver of any right or remedy under this Agreement or by Law is only effective if it is in writing.

22.3	Except as expressly provided in this Agreement, the rights and remedies provided under this Agreement are in addition to, and not exclusive of, any rights or remedies provided by Law.

23.	Costs

Except as expressly provided in this Agreement, each Party shall pay its own costs and expenses incurred in connection with the negotiation, preparation and execution of this Agreement.

24.	Notices

24.1	A notice given to a Party under or in connection with this Agreement shall be in writing and shall be delivered by hand or sent by pre-paid first-class post (or another next working day delivery service) in either case to that Party's registered office or sent by email to that Party’s specified email address.

24.2	A notice is deemed to have been received if delivered by hand, at the time the notice is left at the proper address, or if sent by email, at the time of receipt, or if sent by pre-paid first class post (or another next working day delivery service), on the second Business Day after posting, unless such deemed receipt would occur outside business hours (meaning 9.00am to 6.00pm Monday to Friday on a day that is not a public holiday in the place of receipt), in which case receipt will occur when business hours resume in the place of receipt.

25.	Severance

If any provision or part-provision of this Agreement is or becomes invalid, illegal or unenforceable, it shall be deemed deleted, but any such deletion shall not affect the validity and enforceability of the rest of this Agreement.

26.	Counterparts

26.1	This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be the same instrument. In the event that any signature (in relation to this Agreement or any other document required to give effect to this Agreement) is delivered by email delivery of a “.pdf” or other similar format data file or in the event that said signature be an electronic or digital signature, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such “.pdf” signature or electronic or digital signature was an original thereof.

27.	Governing law and jurisdiction

27.1	This Agreement shall be construed and enforced in accordance with the laws of Hong Kong without giving effect to applicable conflicts of laws principles.

27.2	Any dispute, controversy , difference, or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach, or termination thereof, or any dispute regarding non-contractual obligations arising out of or relating to it, shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) under the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted. The law of this arbitration clause shall be Hong Kong law. The seat of arbitration shall be Hong Kong. The number of arbitrators shall be one (1). The arbitration proceedings shall be conducted in English.

IN WITNESS WHEREOF the Parties have caused this Agreement to be executed by their duly authorised representatives as of the Effective Date.

For and on behalf of

Animoca Brands Limited

/s/ Alan Lau

Name: Alan Lau

Title: Chief Business Officer

For and on behalf of

Alpha Compute Corp.

/s/ Brittany Kaiser

Name: Brittany Kaiser

Title: Chief Executive Officer

For and on behalf of

Ga Mee Global Limited

/s/ Alan Lau

Name: Alan Lau

Title: Authorised Signatory

Schedule 1 Form of Deed of Adherence

DEED OF ADHERENCE made on _______________

BETWEEN:

(1)	[NEW SHAREHOLDER], a company incorporated in [•] whose registered address is at [•] (the "New Shareholder"); and

(2)	[COMPANY], a company incorporated in [•] whose registered address is at [•] (the "Company").

RECITALS:

(A)	On _______________, the Company and its Shareholders entered into a shareholders agreement (as amended and supplemented from time to time) (the “Agreement”). Except as the context may otherwise require, all words and expressions defined in the Agreement shall have the same meanings when used in this Deed.

(B)	The New Shareholder wishes to have Transferred to it [insert number and description of shares] each in the capital of the Company (the "Shares") from [insert name of transferring shareholder] (the "Transferring Shareholder"). In accordance with the Agreement, the New Shareholder has agreed to enter into this Deed. [Note to Template: Amend as required if the New Shareholder will subscribe for new shares rather than have existing shares transferred to it.]

(C)	The Company enters into this Deed on behalf of itself and as agent for all the existing Shareholders of the Company.

NOW THIS DEED WITNESSES as follows:

1.	The New Shareholder confirms that it has been provided with a copy of the Agreement and all amendments, restatements and supplements thereto and hereby covenants to observe, perform and be bound by all the terms and conditions of the Agreement which are capable of applying to the New Shareholder to the intent and effect that the New Shareholder shall be deemed as, with effect from the date hereof, to be a Party to the Agreement as if the New Shareholder were an original Party to the Agreement.

2.	Each existing Shareholder and the Company shall be entitled to enforce the Agreement against the New Shareholder, and the New Shareholder shall be entitled to all rights and benefits of the Transferring Shareholder (other than those that are non-assignable) under the Agreement in each case as if the New Shareholder had been an original party to the Agreement since the date thereof.

3.	The address and e-mail at which notices are to be served on the New Shareholder under the Agreement and the person for whose attention notices are to be addressed are as follows:

New Shareholder For the attention of: [•]	Address: [•]	E-mail: [•]
4.	This Deed shall be governed by and construed in accordance with the laws of Hong Kong.

5.	This Deed shall take effect as a deed for the benefit of the Shareholders and the Company.

IN WITNESS whereof, this Deed has been executed and delivered on the date first above written.

EXECUTED AS A DEED BY	)

[NEW SHAREHOLDER]	)

__________________________	Signature of director

__________________________	Name of director

__________________________	Signature of director/secretary

__________________________	Name of director/secretary

EXECUTED AS A DEED BY	)

[COMPANY]	)

__________________________	Signature of director

__________________________	Name of director

__________________________	Signature of director/secretary

__________________________	Name of director/secretary

Schedule 2 Board Reserved Matters

1.	Any alteration of the composition or size of the Board.

2.	Any adoption or amendment of any Business Plan, or approval of any capital expenditure outside the scope of the approved Business Plan.

3.	Any material change in the nature of the Business or commencing any new business which is not ancillary or incidental to the Business.

4.	Any change of name of any Group Company.

5.	Any formation of any subsidiary or any acquisition of shares in any other entity or participating in any partnership or joint venture (incorporated or not).

6.	Any amalgamation or merger with any other entity.

7.	Any acquisition or disposal by any Group Company of any material asset.

8.	Any creation or grant any Encumbrance over the whole or any part of the Business, undertaking or assets of any Group Company or over any shares in any Group Company or agreeing to do so, other than Encumbrances arising in the ordinary course of business.

9.	Any borrowing or incurrence of debt or liability by any Group Company, or any creation or authorisation of the creation of any debt security by any Group Company.

10.	Any loan or granting any credit or giving any guarantee or indemnity, in each case other than in the ordinary course of business.

11.	Any entry into any arrangement, contract or transaction outside the normal course of Business or otherwise than on arm's length terms.

12.	Any entry into any contract that would be a Material Contract, or any amendment, termination or waiver of the performance of any obligation or liability under any Material Contract, where “Material Contract” means any contract which is of material importance to the Company or the Business, or any contract with or involving a value or consideration of no less than US$100,000.

13.	Any termination or delivery of notice of termination of any arrangement, contract or transaction which is of material importance to the Business, or materially varying any such arrangement, contract or transaction.

14.	Any grant of any Intellectual Property Rights (whether by licence or otherwise) by any Group Company

15.	Any material change to the strategy, tokenomics or holding in relation to GAMEE or WAT, or any sale, issuance, sponsorship, creation or distribution of any new digital tokens, cryptocurrency or other blockchain-based assets.

16.	Any transaction by any Group Company with any related party, including without limitation any shareholder or director, or any company or business in which the any shareholder or director of has a financial interest.

17.	Any change of auditor or financial year end for any Group Company.

18.	Any material change in the accounting policies and principles adopted by ay Group in the preparation of its financial statements, except as required by Applicable Laws.

19.	Any declaration or distribution of any dividend, or making any other distribution (by way of capitalisation, repayment or in any other manner) by any Group Company.

20.	Any establishment or amendment of any profit-sharing, share option, bonus or other incentive scheme of any nature for directors, officers, employees, consultants or advisors of any Group Company.

21.	Any establishment or amendment of any pension scheme or granting any pension rights to any directors, officers, employees, consultants or advisors of any Group Company, or any member of any such person's family.

22.	Any dismissal or termination of any directors, officers, employees, consultants or advisors of any Group Company resulting in the incurrence of any redundancy or other costs in excess of US$150,000.

23.	Any employment, engagement or appointment of any directors, officers, employees, consultants or advisors of any Group Company on terms providing for compensation or remuneration in excess US$150,000 per annum, and any variation of any such employment, engagement or appointment terms.

24.	Institution of any legal proceedings, or settling or compromising any legal proceedings (other than debt recovery proceedings in the ordinary course of business) instituted or threatened against any Group Company, or submitting to arbitration or alternative dispute resolution any dispute involving any Group Company.

25.	Making any agreement with any revenue or tax authorities or making any claim, disclaimer, election or consent for tax purposes in relation to any Group Company.

Schedule 3 Shareholder Reserved Matters

1.	Any amendment or variation of the memorandum or articles of association of any Group Company.

2.	Any amendment or variation of any rights attaching to any shares of any Group Company.

3.	Any issue of new shares or other alteration or restructuring of the capital structure of any Group Company.

4.	Any increase in the issued share capital of any Group Company, any grant of any option or other interest (in the form of convertible securities or in any other form) over or in the issued share capital of any Group Company.

5.	Any redemption, buyback, cancellation, reduction or repurchase of any shares, or decrease of, or other amendments or variations to, the share capital of any Group Company.

6.	Any voluntary liquidation, dissolution, winding up or similar proceedings of any Group Company.